                         EMPLOYMENT AGREEMENT
                         --------------------

        EMPLOYMENT AGREEMENT ("Agreement") made as of the 1st day of August, 1993, between JAMES A. PERAKIS of Wilton, Connecticut, (hereinafter referred to as "Employee") and IMRS Operations Inc. d/b/a IMRS INC., a Delaware corporation with offices in Stamford, Connecticut (hereinafter referred to as "Corporation")-

        WHEREAS, the Corporation and Employee are parties to an Employment Agreement dated as of August 1, 1990 (the "Previous Agreement").

        WHEREAS, the Corporation desires to extend the employment of the Employee to July 31, 1996, and the Employee desires that his employment with the Corporation be extended to July 31, 1996, on the terms and conditions hereinafter set forth.

        WHEREAS, the Employee is vested with the options to purchase the Corporation's voting stock listed in Schedule A, which options shall remain in force and effect in accordance with their respective terms and conditions.

        NOW THEREFORE, in consideration of the mutual covenants and promises of the parties hereto, the Corporation and the Employee agree as follows:

        1. EMPLOYMENT: The Corporation hereby agrees to employ the Employee as its President and Chief Executive Officer to perform managerial and executive functions of the Corporation on the terms and conditions hereinafter stated, and the Employee hereby agrees to perform such services for the Corporation on the terms and conditions hereinafter stated, subject to the directions of the Board of Directors of the Corporation. Employee shall submit a business plan to the Board of Directors for its approval each year during the term of this Agreement, prior to September 30 of each fiscal year of the Corporation. Employee shall have the responsibility of managing the Corporation on a day-to-day basis in order to promote the goals set forth in the aforesaid business plan.

        2. TERM OF EMPLOYMENT: The initial term of this Agreement shall begin as of August 1, 1993 and shall continue in full force and effect until July 31, 1996; provided, however, that this Agreement shall be automatically renewed from year to year thereafter for successive one (1) year terms unless terminated by either party on written notice sent not later than three (3) months prior to the expiration of the initial three (3) year term or any renewal year, which notice shall be effective on the last day of the year immediately succeeding the then current year, unless sooner terminated as provided herein.

        3. Compensation:
           ------------
        (a) The Corporation shall pay the Employee an annual base salary ("Base Salary") for the first year of this Agreement equal to TWO HUNDRED AND THIRTY-FIVE THOUSAND DOLLARS ($235,000.00) per annum, payable at the rate of NINE THOUSAND SEVEN HUNDRED AND NINETY-ONE and 66/100 ($9,791.66) DOLLARS on the 15th and last day of each month. This Base Salary may be increased effective

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August 1, 1994 and August 1, 1995 in an amount to be determined by the Board of
Directors in its sole discretion, provided that any such increase shall in no event be greater than 10% over the Employee's then current Base Salary.

        (b) As additional compensation, the Corporation, in the sole discretion of the Board of Directors, shall pay to Employee an annual performance bonus based upon a formula submitted to and approved by the Board of Directors. Each year during the term hereof the Chief Executive Officer ("CEO") shall, prior to September 30, submit such formula to the Board of Directors for its approval. In approving the formula, the Board of Directors shall take into consideration, among other factors, the Corporation's progress in achieving the goals established in the annual business plan, the Corporation's profitability and revenue growth as projected in such plan, and the compensation packages of CEOs of comparable companies of similar size in the software industry. Without limiting the generality of the foregoing, the Employee's annual performance bonus for the first year of the term hereof shall be targeted at forty (40%) percent of the Employee's Base Salary for such year provided that the Corporation achieves all of the goals relating to his annual performance bonus established in the annual business plan for the such year.


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

        4. Fringe Benefits:
           ---------------
        (a) The Corporation shall provide the Employee with either all benefits provided to its senior executives generally or to its employees generally, whichever is more favorable to the Employee.

        (b) The Corporation shall provide the Employee with basic major medical insurance for the Employee and his immediate family which is at least equivalent to the Corporation's current medical insurance plan and shall in no event be less favorable than the more favorable of either the medical insurance provided to the Corporation's senior executives generally or its employees generally.

        (c) The Employee is authorized to incur on behalf of the Corporation reasonable expenses in connection with the business of the Corporation. The Corporation will reimburse the Employee for all reasonable expenses incurred in connection with the business of the Corporation upon the presentation by the Employee, from time to time, of an itemized account of such expenditures, which itemized account shall be in conformity with Section 274(d) of the Internal Revenue Code of 1986, as amended.

        (d) The Corporation shall provide the Employee with a term insurance policy on the life of the Employee in the amount of two (2) times the Employee's current Base Salary. The Employee will be the initial owner of said policy and select the beneficiary thereof and the owner shall have the right to


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

transfer or change the ownership and/or beneficiary designation. Upon termination of this Agreement, the then owner shall have the option of purchasing such policy from the Corporation at its then current cash surrender value if any, and in any event shall have the option to assume the obligations under such policy upon termination of this Agreement and thereafter the Corporation shall not be required to make premium payments.

        (e) The Corporation shall provide the Employee with a monthly automobile allowance equal to the greater of (i) reimbursement based upon business mileage recorded in accordance with current Internal Revenue Service guidelines or (ii) $850.00 per month during the term hereof. The automobile allowance referred to in (ii) of this subparagraph (e) shall be increased on August 1, 1994 and August 1, 1995 by 5% over the automobile allowance of the immediately preceding year.

        (f) The Corporation shall provide the Employee with disability insurance equal to 60% of his Base Salary during the term of this Agreement, provided the Employee is insurable and such insurance is available at reasonable rates. If the Employee becomes uninsurable or such insurance is not available at reasonable rates, the Corporation shall nevertheless continue to maintain disability insurance for the Employee of substantially the same type and amount of coverage as that existing at the time the Employee became uninsurable or the cost of same became unreasonable.


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        5. DUTIES AND EXTENT OF SERVICES: Throughout the term of this
Agreement, Employee shall assume the position of President and CEO of the Corporation. The Corporation shall not change the Employee's duties or title without Employee's consent. Employee shall exert his best efforts and shall devote his full time and attention to the affairs of the Corporation. During the term of this Agreement, except as permitted in Section 10 hereof, Employee shall not, directly or indirectly, alone or as a member of a partnership, or as an officer, director, shareholder or employee of any other corporation, be engaged in or concerned with any other employment duties or employment pursuits whatsoever requiring his personal services without the prior written consent of the Corporation, which consent shall not be unreasonably withheld.

        6. VACATION: During each year of the term of this Agreement, the Employee shall be entitled to four (4) weeks paid vacation, the time of which shall be as determined by agreement between Employee and the Board of Directors of the Corporation.

        7. Stock Option:
           ------------
        (a) (i) As further consideration for the Employee's employment hereunder and pursuant to the resolution of the Compensation Committee and Stock Option Committee dated July 20, 1993 of the Corporation's parent, IMRS Inc., a Delaware corporation ("Parent") the Employee was granted the additional option ("Option") to purchase 100,000 shares of the Parent's



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

Common Stock, par value $.01 per share ("Stock") at a price of $18.50 per share, under the Parent's 1991 Stock Plan (the "1991 Plan") and a separate agreement thereunder. To the maximum extent permissible under the 1991 Plan, the Option shall be a Qualified Incentive Stock Option, (as such term is defined in the 1991 Plan) and the balance of the Option shall be a Non-Qualified Option (as such term is defined in the 1991 Plan). To the extent the Employee incurs taxes in excess of the taxes he would have incurred had the entire Option been a Qualified Incentive Stock Option, which excess shall be calculated as the difference between the tax payable at ordinary income tax rates and the tax payable at long term capital gains rates upon exercise of the Option, the Corporation or the Transferee (as such term is hereafter defined) shall pay to the Employee, or reimburse the Employee for, an amount equal to the increase, if any, of any and all federal and state taxes required to be paid or actually paid by the Employee resulting from such difference. The Corporation or Transferee shall pay the foregoing amount promptly upon the determination of the Employee's federal and state income tax liability for any year in which the Option is exercised in whole or in part, but in any event on or prior to the date or dates on which taxes in respect thereof are required to be paid. The Corporation or the Transferee shall not be obligated to pay, or reimburse Employee for, any such taxes required to be paid or actually paid by the Employee in respect of the payment or

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reimbursement described in this subparagraph (i). For purposes of this
Agreement, the term "Transferee" shall mean any unrelated person or entity which acquires all or substantially all of the assets of the Corporation or Parent or 50% or more of the voting stock of the Corporation or Parent in a single transaction or series of related transactions within a six (6) month period or merges or consolidates with the Corporation or Parent.

        (ii) The Option shall not be exercisable until it becomes vested. The Option granted under this Agreement shall vest in the Employee and thus become exercisable in accordance with the following schedule provided that the Employee has continuously served as an employee of the Corporation through such vesting date:

                 Cumulative Number
                 of Shares for which
                 Option Will be Exercisable     Date of Vesting
                 --------------------------     ---------------
                 33,333 shares                  On the first anniversary
                                                of the date of grant

                 33,333 shares                  On the second anniversary
                                                of the date of grant

                 33,334 shares                  On the third anniversary
                                                of the date of grant

        The number of shares as to which the Option may be exercised shall be cumulative, so that once the Option shall become exercisable as to any shares it shall continue to be exercisable as to said shares, until expiration or termination of the Option as provided in this Agreement and/or the 1991 Plan. Subject to

                                       -8-
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the 1991 Plan, the Option, once vested as provided above, shall be exercisable, in whole or in part, until July 20, 2003.

        (b) The Option granted to the Employee by this Agreement shall be subject to the terms and restrictions of the 1991 Plan which is hereby incorporated herein by reference. Employee acknowledges receipt of a copy of the 1991 Plan.

        8. TERMINATION: The Employee's employment hereunder, unless renewed by the Corporation, shall terminate July 31, 1996, unless extended or renewed as provided herein or sooner upon the occurrence of any of the following events:

        (a) The Employee's death;

        (b) The termination of the Employee's employment hereunder by Corporation, at its option, to be exercised by written notice from Corporation to the Employee after the Employee's incapacity or inability to further perform his services as contemplated herein for a period of six (6) consecutive months due to the fact that his physical or mental health shall have become impaired so as to make it impossible or impractical for him to perform the duties and responsibilities contemplated for him hereunder as evidenced by the written medical report of a doctor reasonably acceptable to the Corporation and the Employee;

        (c) The termination for cause (as hereinafter defined) of the Employee's employment hereunder by Corporation, at its


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option, to be exercised by written notice from Corporation to the Employee; or

        (d) At any time without cause upon ninety (90) days written notice from the Corporation. If the Corporation terminates this Agreement pursuant to this
Section 8(d) without cause for a reason not specified in subparagraphs (a), (b) and/or (c) of this Section 8 and Employee does not voluntarily terminate his employment other than pursuant to Section 8(f) below, then Corporation shall pay to Employee as severance pay, a total amount equal to (i) twice his Base Salary in the year in which such termination occurs, payable in twenty-four
(24) consecutive monthly installments (without interest) beginning one (1) month after such termination, plus (ii) the fringe benefits described in
Section 4(b) hereof for the twenty-four (24) month period commencing on the effective date of his termination by the Corporation pursuant to this Section
(d). Employee expressly understands that payment of such severance pay represents liquidated damages in full and final settlement of any and all amounts owed by Corporation to Employee under this Agreement or otherwise.

        (e) By either party on notice pursuant to Section 2 hereof after the expiration of the initial term in which case no severance shall be paid or payable pursuant to Section 8(d) above.

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        (f)  If the Corporation moves its offices from Stamford, Connecticut, to a location more than fifty (50) miles from its present location, the Employee may terminate this Agreement upon one hundred twenty (120) days written notice after he receives notice of the relocation. If the Employee terminates this Agreement pursuant to this subparagraph (f), then the Corporation shall pay to the Employee the severance benefits described in
Section 8(d) above.

        (g) For purposes of paragraph 8(c) the term "cause" shall include only the following:

                (i) Employee's failure or refusal to perform the services specified herein, or to carry out any reasonable and lawful directions of the Board of Directors of the Corporation with respect to the services to be rendered or the manner of rendering such services other than by reason of his disability as described in Section 8(b) hereof; provided, however, that (i) such failure or refusal is material, and (ii) Employee is given reasonable notice and explanation of each refusal or failure, and reasonable opportunity to cure such refusal or failure, and no cure has been effected within a reasonable time after notice;

                (ii) Conviction of a felony which can reasonably be expected to have a material adverse impact on the Corporation's business or reputation; or

                (iii) Fraud or embezzlement involving the assets of the Corporation, its customers, suppliers or affiliates;

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

                (iv) Violation of the provisions of Sections 9, 10 and/or 11 of this Agreement by the Employee.

        In the event of any such termination, Corporation shall pay to Employee such portion of his Base Salary payable to Employee to the date such termination becomes effective plus a pro rata portion of any bonus due Employee through the date of his termination unless Employee is terminated pursuant to
Section 8(c) hereof in which case no bonus shall be paid or payable, less (a) applicable taxes, (b) any other required withholdings, and (c) any other amounts Employee may owe to the Corporation, and thereafter Employee shall have no claim for any further compensation hereunder.

        9. RESTRICTIONS ON EMPLOYEE: During the period commencing on the date hereof, and ending two (2) years after the termination of the Employee's employment for any reason, the Employee shall not directly or indirectly induce or attempt to induce any of the employees of Corporation to leave the employment of Corporation. If the Corporation fails to renew this Agreement at the expiration of its term as the same may be renewed or extended other than for cause (as defined in Section 8(e) hereof), the covenant contained in this
Section 9 shall be reduced to one (1) year from two (2) years.

        10. COVENANT NOT TO COMPETE: During the period commencing on the date hereof, and ending two (2) years after the termination of the Employee's employment for any reason, the

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

    Employee shall not, except as a passive investor in publicly held companies and except for investments held at the date hereof, engage in, or own or control any interest in, or act as director, officer or employee of, or consultant to, any firm or corporation engaged in a venture or business which is in direct competition with the Corporation. If the Corporation fails to renew this Agreement at the expiration of its term as the same may be renewed or extended other than for cause (as defined in Section 8(e) hereof), the covenant contained in this Section 10 shall be reduced to one (1) year from two (2) years.

         11.  Proprietary Information:
              -----------------------
         (a) For purposes of this Agreement, "proprietary information" shall mean any information relating to the business of the Corporation or any entity in which the Corporation has a controlling interest that has not previously been publicly released by duly authorized representatives of the Corporation and shall include (but shall not be limited to) confidential information encompassed in all proposals, marketing and sales plans, financial information, costs, pricing information, computer programs (including without limitation source code, object code, algorithms and models), customer information, customer lists, and all methods, concepts, know-how or ideas in or reasonably related to the business of the Corporation or any entity in which the Corporation has a controlling interest. The Employee agrees to regard and preserve as confidential all

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

    proprietary information, whether he has such information in his memory or in writing or other tangible or intangible form. The Employee will not, without written authority from the Corporation to do so, directly or indirectly, use for his benefit or purposes, nor disclose to others, either during the term of his employment hereunder or thereafter, except as required by the conditions of his employment hereunder, any proprietary information. The Employee agrees not to remove from the premises of the Corporation or any subsidiary or affiliate of the Corporation, except as an employee of the Corporation in pursuit of the business of the Corporation or any of its subsidiaries, affiliates or any entity in which the Corporation has a controlling interest, or except as specifically permitted in writing by the Corporation, any document or object containing or reflecting any proprietary information. The Employee recognizes that all such documents and objects, whether developed by him or by someone else, are the exclusive property of the Corporation. The restrictions set forth in this Section il(a) shall not apply to information which (i) was known to the Employee at the time he was told of it by the Corporation, (ii) is known to the industry or public generally, (iii) was subsequently disclosed to the Employee by a third party having the right to do so, or (iv) is required to be disclosed by law.

             (b) All proprietary information and all of the Employee's interest in trade secrets, trademarks, computer

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

    programs, customer information, customer lists, employee lists, products, procedure, copyrights, patents and developments hereafter to the end of the period of employment hereunder developed by the Employee as a result of, or in connection with, his employment hereunder, shall belong to the Corporation; and, without further compensation, but at the Corporation's expense, forthwith upon request of the Corporation, Employee shall execute any and all such assignments and other documents and take any and all such other action as Corporation may reasonably request in order to vest in Corporation all the Employee's right, title and interest in and to all of the aforesaid items, free and clear of liens, charges and encumbrances.

         (c) The Employee expressly agrees that the covenants set forth in Sections 9, 10 and 11 of this Agreement are being given to Corporation in connection with the employment of the Employee by Corporation and that such covenants are intended to protect Corporation against the competition by the Employee, within the terms stated, to the fullest extent deemed reasonable and permitted in law and equity. In the event that the foregoing limitations upon the conduct of the Employee are beyond those permitted by law, such limitations, both as to time and geographical area, shall be, and be deemed to be, reduced in scope and effect to the maximum effect permitted by law.

         12. INJUNCTIVE RELIEF: The Employee acknowledges that the injury to Corporation resulting from any violation by him of

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

    any of the covenants contained in Sections 9, 10 and 11 of this Agreement will be of such a character that it cannot be adequately compensated by money damages, and, accordingly, Corporation may, in addition to pursuing its other remedies, obtain an injunction from any court having jurisdiction of the matter restraining any such violation; and no bond or other security shall be required in connection with such injunction.

         13. REPRESENTATION OF EMPLOYEE: The Employee represents and warrants that neither the execution and delivery of this Agreement nor the performance of his duties hereunder violates the provisions of any other agreement to which he is a party or by which he is bound.

         14. REPRESENTATIONS OF THE PARENT. The Parent represents that as of the date of this Agreement, it is authorized to issue 15,000,000 shares of Common Stock, one cent ($.01) par value, and 1,000,000 shares of Preferred Stock, one cent ($.01) par value; that 6,913,964 shares of Common Stock are issued and outstanding and that no shares of Preferred Stock are issued and outstanding. The Parent has a sufficient number of authorized and unissued shares of Common Stock to fulfill the Option granted to Employee hereunder and under any previous agreements or option plans.

         15. PARTIES; NON-ASSIQNABILITY BY EMPLOYEE: As used herein, the term "Corporation" shall mean and include Corporation and any parent or subsidiary thereof and any successor thereto

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
       unless the context indicates otherwise. Except as otherwise provided and except with respect to the Employee's rights with respect to the common stock or options to purchase common stock owned or to be received by the Employee, this Agreement and all rights hereunder are personal to the Employee and shall not be assignable by him and any purported assignment shall be null and void and shall not be binding on Corporation. This Agreement shall be assignable and transferable by the Corporation pursuant to (i) the sale of all or substantially all of the assets of the Corporation or Parent to any related or unrelated person, (ii) the sale of 50% or more of the voting stock of the Corporation or Parent to any related or unrelated person or entity in a single transaction or series of related transactions within a six (6) month period, or (iii) a merger or consolidation of the Corporation or Parent with any related or unrelated person or entity.

                  16. ENTIRE AQREEMENT: This Agreement, the 1991 Plan and option agreement executed thereunder contain the entire agreement between the parties hereto with respect to the transactions contemplated herein and supersedes the Previous Agreement and all previous representations, negotiations, commitments, and writings with respect thereto. The Previous Agreement is hereby terminated except for (i) the options granted pursuant to Section 7(a) of the Previous Agreement and (ii) the options granted to the Employee pursuant to Section 7 of that


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

       certain Employment Agreement between the Corporation and the Employee dated April 1, 1988.

               17. Indemnification; D&O Coverage:
                   -----------------------------
                  (a) The Corporation agrees that it will not, without the consent of the Employee, which consent will not be unreasonably withheld, conditioned or delayed, amend or alter the provisions of its Certificate of Incorporation relating to indemnification of officers and directors if the effect of such amendment or alteration would materially reduce the protection presently provided to the Employee by such provisions.

                  (b) The Corporation agrees that it will continue to maintain directors and officers liability insurance coverage for the Employee during the term of this Agreement on terms commensurate with comparable companies in the software industry, provided such coverage is available at reasonable rates.

                  18. AMENDMENT OR ALTERATION: No amendment or alteration of the terms of this Agreement shall be valid unless made in writing and signed by all of the parties hereto.

                  19. CHOICE OF LAW: This Agreement shall be governed by the laws of the State of Connecticut.

                  20. NOTICES: Any notices required or permitted to be given under this Agreement shall be sufficient if in writing, and if sent by registered mail to the residence of the Employee, or to the principal office of the Corporation, respectively.



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

                  21. WAIVER OF BREACH: The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any of the parties hereto.

                  22. BINDING EFFECT: The terms of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective personal representatives, heirs, administrators, successors, and permitted assigns.

                  23. SEVERABILITY. In the event that any provision of this Agreement is held by a court of competent jurisdiction to be illegal or unenforceable, such provision shall be deleted from this Agreement, which shall otherwise remain in full force and effect and binding upon the parties hereto.

            24. CAPTIONS. The captions contained herein are for convenience only and shall not affect the interpretation of this Agreement.


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

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                        CORPORATION:

                                        IMRS OPERATIONS INC. D/B/A
                                        IMRS INC.

                                        By /s/ LUCY RICCIARDI
                                           -----------------------------
                                           Its Vice President, Finance


                                        EMPLOYEE:

                                        /s/ JAMES A. PERAKIS
                                        --------------------------------
                                        As to Sections 7 and 14 Only:

                                        IMRS INC.

                                        By: /s/ LUCY RICCIARDI
                                            ----------------------------
                                            Lucy Ricciardi
                                            Its Vice President, Finance



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